UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 28, 2023

 North Haven Private Income Fund LLC

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01489	87-4562172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1585 Broadway New York, NY	10036
(Address of principal executive offices)	(Zip Code)

1 (212) 761-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class S Units	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Item 3.02. Unregistered Sales of Equity Securities.
As of April 1, 2023, North Haven Private Income Fund LLC (the "Company" or the "Fund"), sold approximately 2,999,636 of the Company’s Class S units (the “Units”) for an aggregate offering price of approximately $56.1 million, reflecting a purchase price of $18.71 per unit (with the final number of Units being determined on April 28, 2023).
The sale of Units was made pursuant to subscription agreements entered into by the Company and its unitholders. The issuance of the Units is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and Regulation D thereunder. The Company relied, in part, upon representations from the unitholders in the subscription agreements that each unitholder was an accredited investor as defined in Regulation D under the Securities Act.
Item 7.01. Regulation FD Disclosure.
On April 28, 2023, the Company disclosed the below information.
Distribution:
On April 26, 2023, the Board of Directors of the Company declared a distribution to unitholders of record in the amount of $0.1443 per unit, representing an annualized distribution yield of approximately 9.25%.
Annualized distribution yield is calculated by dividing the declared distribution by the prior month's net asset value and annualizing over 12 monthly periods.
The distribution will be payable on or around May 3, 2023 to unitholders of record as of April 30, 2023.
Company's Portfolio:
As of March 31, 2023, the Company had investments in 207 portfolio companies across 42 industries with an aggregate par value of approximately $2,595.8 million, which consisted of approximately 97.7% first lien debt investments, approximately 1.1% second lien debt investments and approximately 1.2% other securities, based on par value or, in the case of equity investments, cost. As of March 31, 2023, approximately 99.9% of the debt investments, based on par value, in the Company's portfolio were at floating rates. During the period from March 1, 2023 through March 31, 2023, the Company had new investment commitments of approximately $84.2 million, approximately 100.0% of which were directly originated senior secured loans. As of March 31, 2023, approximately 83.5% of the Company’s total investment commitments were in directly originated senior secured loans and equity investments and approximately 16.5% were in broadly syndicated loans, which the Company primarily uses for cash management purposes.

The table below describes investments by industry composition based on par value or, in the case of equity investments, cost as of March 31, 2023:

Industry	Par or Cost ($ in millions)	% of Par or Cost
Software	$500.8	19.3%
Insurance Services	367.8	14.2
Commercial Services & Supplies	204.5	7.9
Health Care Providers & Services	198.1	7.6
Diversified Consumer Services	148.5	5.7
Distributors	118.4	4.6
IT Services	92.7	3.6
Industrial Conglomerates	87.5	3.4
Air Freight & Logistics	81.6	3.1
Real Estate Management & Development	80.3	3.1
Other	715.6	27.5
Total	$2,595.8	100.0%
The table below shows the Company's ten largest portfolio company investments based on par value or, in the case of equity investments, cost as of March 31, 2023:

Issuer	Par or Cost ($ in millions)	% of Par or Cost
Kaseya, Inc.	$67.0	2.6%
Integrity Marketing Acquisition, LLC	52.6	2.0
AGI-CFI Holdings, Inc.	51.3	2.0
Anaplan, Inc.	50.0	1.9
LegitScript, LLC	49.8	1.9
Caerus US 1, Inc.	49.6	1.9
RSC Acquisition, Inc.	49.5	1.9
Redwood Services Group, LLC	48.3	1.9
Excelitas Technologies Corp.	47.6	1.8
World Insurance Associates, LLC	47.5	1.8
Other	2,082.6	80.3
Total	$2,595.8	100.0%
Investing Environment:
We believe that the current volatile market environment continues to create attractive investing opportunities. While the ultimate impact on consumers and businesses resulting from the macroeconomic uncertainty remains difficult to predict, we believe that the Company is well positioned to manage the current market because of its defensive investment strategy, described in greater detail below. We believe that the terms in the direct lending market remain attractive, characterized by still-elevated spreads, reduced leverage and more lender-friendly documentation.
In response to recent economic data that suggests that inflation may be abating, public markets rebounded modestly during the first quarter, as investors weighed the possibility that the Federal Reserve may be approaching the end of its tightening campaign. However, concerns over the potential for a recession were reinvigorated with the regional bank failures in March due to the potential for credit tightening and its impact on economic activity.

Notwithstanding some recent recovery, equities, high yield bonds and syndicated loans returned (13.8%), (7.9%) and (5.3%), respectively, since the end of 2021.1
Within the Company’s core investment strategy of originating private, first lien senior secured opportunities in the sponsor-backed middle market, we have generally witnessed an improvement in terms, including higher reference rates, wider spreads, more conservative leverage profiles and increasingly lender-friendly documentation, as compared to prior years. While sponsored middle market volumes were subdued in the first quarter, the private credit market has continued to present high quality opportunities, that could offer compelling risk-adjusted returns for the Company.
Positioning of the Company in Current Market
Defensive Investment Strategy: We believe that the Company’s investment approach, focused on long-term credit performance, risk mitigation and preservation of capital, positions the Company well to navigate the uncertain market environment. Our strategy focuses primarily on making senior secured credit investments in businesses with leading market positions that enjoy high barriers to entry, generate stable free cash flows and are led by a proven management team with strong financial sponsor backing. We believe that the Company has a defensive portfolio of investments, characterized by limited cyclical2 issuer and industry concentrations.
Higher Interest Rates: Approximately 99.9% of the Company’s debt investments are floating rate and the Company should benefit from higher yields as interest rates rise. 3-month SOFR, the primary benchmark for new loans made by the Company, increased by 32bps during the first quarter of 2023, in addition to the 450bps increase experienced during 2022.1
Limited Syndicated Loan Exposure: While the performance of the Company has been impacted by weakness in the broadly syndicated loan market (i.e. the price of loans having declined), less than 20% of the Company’s assets were in broadly syndicated loans as of March 31, 2023.

1    Bloomberg as of March 31, 2023. “Equities” is represented by the S&P 500 Index; “high yield bonds” is represented by the ICE BofA High Yield Index;     “syndicated loans” is represented by the Morningstar LSTA US Leveraged Loan Index.
2    Cyclical industries defined as restaurants, retail, energy, and other businesses that we believe may be subject to business cycle volatility.
Net Asset Value:
As of March 31, 2023, the Company's aggregate net asset value is estimated to be approximately $1,395.6 million, which estimate is subject to completion of the Company's financial closing procedures, including approvals pursuant to the Company's valuation policies and procedures, and the Company had approximately $766.1 million of debt outstanding (at principal). Final results may differ materially from the estimated net asset value as a result of the completion of the Company’s financial closing procedures, as well as any subsequent events, including the discovery of information affecting fair values of portfolio investments as of March 31, 2023, arising between the date hereof and the completion of the financial statements and the filing of the Company’s quarterly report on Form 10-Q for the three months ended March 31, 2023.
Recent Developments:
As of April 21, 2023, the Company had investments of approximately $2,568.1 million in aggregate par value or, in the case of equity investments, cost, approximately 83.3% of which were directly originated senior secured loans and equity investments and approximately 16.7% of which were broadly syndicated loans, which the Company primarily uses for cash management purposes. As of April 21, 2023, approximately 97.7% of the aggregate par value or, in the case of equity investments, cost of the Company's investments are comprised of first lien debt investments. The Company continues to monitor the current market environment and focus on increasing the amount of private loans in the portfolio as it further deploys capital.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2023	North Haven Private Income Fund LLC

	By:	/s/ Venugopal Rathi
Venugopal Rathi
Chief Financial Officer